UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Cimpress N.V. Extraordinary General Meeting of Shareholders - May 27, 2016
Key Messages

Cimpress note: Cimpress N.V. filed with the U.S. Securities and Exchange Commission and mailed to shareholders a definitive proxy statement on May 4, 2016 regarding a new equity plan. These key messages should be read together with the proxy statement. See glossary of key terms at the end of this document.

Background:

•
During the early design process for this program we asked our largest shareholders what was important to them. Common themes identified were that the program should tightly align the interests of shareholders and Cimpress team members, and that it be long-term, performance-based, transparent and objective. The compensation committee believes the proposed program embodies these principles.

•
The new plan is designed to reward (and penalize possibly to the point of zero long-term compensation) our executives as a function of Cimpress’ increases in per-share value over a period of six to ten years following the date of any LTI grant. We refer to the core mechanism in this program as performance share units (or “PSUs”).

How do the PSUs work?

Dilution Example:
We are asking our shareholders to authorize us to issue up to 11.5 million shares under our proposed equity plan.

Average Annual Dilution: FY 2017 to FY 2023 Grants
(as % of March 31, 2016 shares outstanding)

Team Member Participation Rate
3YMA CAGR (Post Dilution)	100%	50%	Minimum Thresholds
20% or above	5.2%	2.6%	1.8%
11%	2.6%	1.4%	0.9%
7%	1.5%	0.8%	0.6%
Below 7%	0.0%	0.0%	0.0%

There are three main drivers that could reduce the actual dilution we eventually see:

•	First, many LTI-eligible team members (other than our CEO) may choose not to receive 100% of their LTI in the form of PSUs due to personal circumstances and biases.

•	Second, for 3YMA CAGRs lower than 20% for each of 7 annual grants, fewer shares would be issued.

•
Third, as has been our past practice, we will likely settle shares net of team member withholding tax obligations, which would result in a further reduction in actual dilution (estimated reduction: 30%).

Therefore, we expect the ultimate dilution at all levels of CAGR for this plan to be substantially less than maximum indicated in the proxy statement for the aforementioned reasons.

The 11.5 million shares we are asking our shareholders to authorize can only be used for PSUs under the proposed equity plan. For all 11.5 million shares to be issued, the 3YMA would be more than $600 per share post dilution from the PSUs at the start of the 13th year after the initial grant of PSUs using a baseline 3YMA for the FY2017 PSU grant of $68.89 (the midpoint of the hypothetical 3YMA numbers used in the table on page 17 of our proxy statement).
Additionally, as team member participation rates increase there is a decrease in the cash retention bonus that would have otherwise been paid to the team member over the vesting period. These cash savings would provide additional capital to maximize IVPS whether that is organic or inorganic investments that we believe can earn above our cost of capital or share repurchases.

Limitations on our CEO Robert Keane

•
Robert Keane will receive 100% of his LTI in performance-based PSUs (other team members will have a choice above minimum elections by level between PSUs and a cash retention grant that vests over several years).

•
We do not intend to grant Mr. Keane more than a maximum of 75,000 PSUs per fiscal year through June 2023 (i.e., seven years from June 2016) and any such potential grants will represent the totality of LTI which may be granted to Mr. Keane during that period. We intend to sign, prior to May 15, 2016, a written agreement to this effect between Mr. Keane and the company.

Granting practices

•	LTI eligibility:

◦	Cimpress has 7,600 team members.

◦	1,700 of these team members are eligible for LTI - this eligibility is based on the team member's job level and has been consistent for multiple years.

◦
Of those team members who are eligible for LTI, managers have discretion to grant LTI awards based upon performance and the team member's role. This year (FY2016), for example, we actually granted LTI (cash or equity) to about 600 team members.

•	The value of LTI grants varies by level, contribution to the business, and performance against individual goals.

•
For the FY2016 grant (including an annualized value of the PPSOs granted in 2012 that represented four years of grants at the executive level), 56% of total LTI grant value was in equity and 44% was in cash LTI.

•
For the FY2016 grant (including an annualized value of the PPSOs granted in 2012 which represented four years of grants at the executive level) 35% of the LTI grant value was granted to executive officers.

•
For FY2017, we would expect that the grant value would grow slightly with team member growth and for market adjustments, but we would likely use the same approach for granting LTI as we did in past years. In other words, the changes outlined in the proxy statement only impact which type of LTI awards will be granted. The biggest difference from past years will be that team members (except for our CEO) will have a choice above certain minimum thresholds of how much of their LTI will be granted in cash or PSUs. To be clear, team members electing to receive grant value in equity will forego similar grant value in cash.

•
We expect the FY2017 LTI grant value will be roughly $40 million. We expect the accounting value of this grant will be higher, depending upon the level of employee election, above required levels, to PSUs and the actual share price at the time of grant. Additionally, similar to the premium-priced share options granted to our CEO in 2012 which included an exercisability threshold, the accounting rules require that PSUs are expensed on an accelerated profile which will increase share-based compensation expense in the earlier years of their vesting schedule as compared to straight-line expensing, which is used for RSUs today.

•	Then, at the maximum PSU participation for FY2017 we would grant approximately $27 million less of cash awards (with a requisite four-year vesting period) as compared to the minimum PSU participation.

Impact on Prior Equity Plans with Shares Available for Grant
The proposed equity plan is intended to cover the entire company for the next 7 years for the vast majority of situations. For each of our current executive officers, the new LTI plan will replace the prior plan fully and we will not grant from prior plans to these current executive officers. We are not canceling the old plan in order to provide the flexibility to use it, if necessary, in exceptional circumstances (but not for our current executive officers).

Past LTI Grant Dates relative to Daily Share Price and 3YMA

This chart illustrates the “lottery effect” of Cimpress’ historical annual grants of RSUs and share options as these grants are subject to short-term volatility that is detached from changes in intrinsic value. Two of the past seven annual grants to executive officers and three of the past seven annual grants to other team members took place when the 3YMA was above the current share price. Due to our past grant practices of setting the number of shares awarded by dividing the dollar-value of the award by the current share price (or the Black Scholes value of an option that is based on the current share price), the number of shares we have granted has also been subjected to this volatility. We believe dividing the grant value by the 3YMA is a better way to reduce the volatility of the economic outcome for employees and shareholders that can result from this lottery effect and is closely connected to the performance measure, which is the change in 3YMA over six to ten years.

Executive officer grants:

Grant Date	Share Price at time of grant	3YMA	Delta
5/7/2009	$ 34.25	$31.71	8%
5/6/2010	$ 47.91	$37.81	27%
5/5/2011	$ 54.02	$40.13	35%
5/4/2012*	$ 37.70	$43.72	-14%
8/15/2012*	$ 39.65	$43.07	-8%
5/31/2013	$ 45.95	$38.74	19%
5/14/2014	$ 39.86	$41.06	-3%
5/19/2015	$ 84.15	$50.21	60%

* The executive officers received four years of grants with an adjusted vesting period to mimic the vesting that would have otherwise been applicable. The exercise price of the options was $50.00 for all years.

Other team member grants:

Grant Date	Share Price at time of grant	3YMA	Delta
7/1/2009	$ 42.89	$32.21	33%
8/11/2010	$ 30.37	$38.49	-21%
8/15/2011	$ 28.58	$41.52	-31%
8/15/2012	$ 39.65	$43.07	-8%
8/15/2013	$ 53.33	$39.12	36%
8/15/2014	$ 47.28	$40.82	16%
8/14/2015	$ 70.48	$53.99	31%

Comparison of Current and New Compensation Programs

	Current Plan			New Plan
Vehicle	Multi-year premium priced share options (PPSOs)	Restricted share units (RSUs)	LTI Cash (not available to CEO or EOs)	Performance share units (PSUs)	Cash retention bonus (not available to CEO)
Determination/ calculation of award
- Comparative analysis of primary peer group and our pay-for-performance philosophy
- CEO receives 100% of LTI through PPSOs
- Other executive officers (EOs) receive a mix of PPSOs and RSUs
- Number of RSUs calculated based on share price at date of grant

- Comparative analysis of primary peer group and our pay-for-performance philosophy
- CEO receives 100% of LTI through PSUs
- Other EOs elect to receive a minimum of 60% of their LTI to be delivered through PSUs (but a choice up to 100%), with the balance delivered through a cash retention bonus
- Number of PSUs calculated based on grant value divided by 3YMA at grant measurement date

Granting pattern	Pre-loaded 4 years’ worth of grants into one single grant (2012) when share price was >40% below prior 12-month high	Annual grants	Annual grants	Annual grants	Annual grants
Vesting	7 years (vesting schedule mimics 4 years of grants)	4 years/ 25% per year	4 years/ 25% per year	4 years/ 25% per year	4 years/ 25% per year for most employees
Performance requirements	- $50 exercise price (approximately equal to the share price prior to investment program announcements) - Share price must be over $75 for CEO to exercise	N/A	Annual performance goals determined by the Compensation Committee	Based on compound annual growth rate of 3YMA share price, measured 6-10 years after grant	N/A
Performance Hurdle Relative to Grant Value
- Options with 8 year term, CEO grant split into two given annual 1M share grant limit per fiscal year (1M granted in May 2012 at $37.70 and 224,462 granted in Aug 2012 at $34.57).
- The implied 8-year share price CAGR required for the CEO to be able to be exercise 100% of PPSOs is therefore 9% 8-year CAGR from $37.70 to $75 for 1M share grant and 10.2% 8-year CAGR for 224,462 share grant
		No performance hurdle relative to share price	No performance hurdle relative to share price
- Below 7% CAGR over 10 years: no payout
- 10 year CAGR from 7% to 10.99%: sliding scale paid in 10th year
- CAGR for 6th to 9th anniversary of grant of 11% and higher: sliding scale paid out at first anniversary with CAGR that meets or exceeds 11%
No performance hurdle relative to share price

	Current Plan			New Plan
Vehicle	Multi-year premium priced share options (PPSOs)	Restricted share units (RSUs)	LTI Cash (not available to CEO or EOs)	Performance share units (PSUs)	Cash retention bonus (not available to CEO)
Downside/ Upside	- 0% if share price below $50 (or $75 for CEO) - Upside with growth in share price above $50	- Always have value unless share price reaches $0 - Upside with growth in share price	- These can be (and occasionally have been) $0 - Upside ranges from 130% in year 1, increasing to 200% in year 4	- These can be $0 - Upside with growth in share price; additionally the number of shares ultimately issued is variable depending on performance	N/A
Timing of grants	- Typically in May for executive officers - Fiscal Q1 (July or August) for employees who are not executive officers			Fiscal Q1 (July or August)
Change in control
- 100% of unvested LTI vehicles vest at CIC per the terms of executive retention agreements in place for CEO, all other EOs and multiple other senior executives
- No single trigger change in control acceleration for other awards to non-executives

The full mid-range target award value for all pending performance periods
- Executive retention agreements that cause 100% acceleration of PPSOs and RSUs do not apply to the new plan
- 100% of vested PSUs and 50% of unvested PSUs will be settled in Cimpress shares based on the CAGR calculated using the actual price paid per share relative to the baseline 3YMA of each PSU award (change in control becomes measurement date); no payout if 3YMA CAGR is below 7%
- Any remaining unvested PSUs will be cancelled
No change in control benefit

CEO Compensation:

	Current Plan			New Plan
Vehicle	Multi-year premium priced share options (PPSOs)	Restricted share units (RSUs)	LTI Cash (not available to CEO or EOs)	Performance share units (PSUs)	Cash retention bonus (not available to CEO)
Number of units granted
- 1,224,462 PPSOs granted in CY 2012 as front-loaded LTI compensation for the following 4-year period (fiscal years 2013 to 2016)
- Vesting mimics vesting of what would have occurred for four annual grants each with 25% per year vesting
		N/A	N/A
- Maximum of 75,000 PSUs granted to CEO per year between FY17 and FY23 (7 years)
- Service-based vesting of 25% per year
- Direct comparison to CEO’s 4-year front-loaded grants of the 2012 PPSOs is a maximum of 300,000 PSUs (i.e. 4 years x 75,000) which, at maximum performance levels would result in 750,000 shares
- When viewed over 7 years of CEO grants, vesting occurs over 11 years leading to between 0 and 1,312,500 shares issued (187,500 average per year for each of 7 grants at maximum)
N/A

Glossary of key terms:
All terms and abbreviations are defined in detail in our proxy statement. Here are some of the more widely used abbreviations in this document:

•
IVPS - intrinsic value per share, Cimpress' uppermost financial objective, defined as (a) the unlevered free cash flow per share that, in our best judgment, will occur between now and the long-term future, appropriately discounted to reflect our cost of capital, minus (b) net debt per share.

•	LTI - long-term incentive

•	PSU - performance share unit

•	RSU - restricted share unit

•	PPSO - premium-priced share option

•	3YMA - three-year moving average

•	CAGR - compounded annual growth rate

Important Additional Information and Where To Find It
Promptly after filing a definitive proxy statement with the SEC relating to the Extraordinary General Meeting of Shareholders to be held on May 27, 2016 (the “EGM”), Cimpress mailed the definitive proxy statement and a proxy card to each shareholder entitled to vote at the EGM. Before making any voting decision, Cimpress shareholders are urged to read the proxy statement (including any amendments or supplements thereto) and any other relevant documents that Cimpress files with the SEC, when they become available, because they will contain important information. Shareholders will be able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Cimpress with the SEC in connection with the EGM at the SEC’s website at www.sec.gov, at the Investor Relations section of Cimpress’ corporate website at www.cimpress.com, by writing to Investor Relations, Cimpress, 275 Wyman Street, Waltham, MA 02451, or by calling Cimpress’ Investor Relations at (781) 652-6480.